Exhibit 4.1

QWEST CAPITAL FUNDING, INC.

as Issuer

AND

QWEST COMMUNICATIONS INTERNATIONAL INC.,

as Guarantor

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of May 31, 2019

to

Indenture

dated as of June 29, 1998

relating to Qwest Capital Funding, Inc.’s

6.875% Notes due 2028

This THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated May 31, 2019, is by and among Qwest Capital Funding, Inc., a Colorado corporation (formerly known as U S West Capital Funding, Inc.) (the “Company”), Qwest Communications International Inc. (successor by merger to U S West, Inc.), a Delaware corporation, as guarantor (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to The First National Bank of Chicago, Bank One Trust Company, National Association and JPMorgan Chase Bank, National Association), as trustee (the “Trustee”).

WHEREAS, the Trustee, the Company and the Guarantor have heretofore executed and delivered that certain Indenture dated as of June 29, 1998 (as amended, supplemented or otherwise modified through the date immediately preceding the date hereof, the “Indenture”), providing for the issuance of the Company’s 6.875% Notes due 2028 (the “Notes”);

WHEREAS, on July 29, 1998, the Company issued $1,500,000,000 aggregate principal amount of the Notes, of which $278,920,000 aggregate principal amount was outstanding as of May 15, 2019;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of Holders of at least a majority aggregate principal amount of the Notes then outstanding, the Company, the Guarantor, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with it and the Guarantor in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has solicited consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement, dated May 15, 2019 (any amendments, modifications or supplements thereto, the “Tender Offer”); and

WHEREAS, (a) the Company has received the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (b) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 11.04 of the Indenture and (c) the Company and the Guarantor have satisfied all other conditions required under the Indenture to enable the Company, the Guarantor and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Deletion of Definitions and Related References. Section 1.01 of Article 1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article 2 of this Supplemental Indenture.

ARTICLE 2

AMENDMENTS TO INDENTURE AND NOTES

Section 2.01    Amendments to the Indenture.

(a)    Amendments to Section 3.03(a). Section 3.03(a) is revised to read in its entirety as follows:

“(a)    At least three business days, but not more than 90 days before a redemption date, unless a shorter period is specified in the Securities to be redeemed, the Company shall mail a notice of redemption by first-class mail to each Holder of Registered Securities that are to be redeemed.”

(b)    Amendments to Articles 4, 5 and 6. The Indenture is hereby amended by deleting the following provisions of the Indenture and all references thereto in their entirety:

(i)    Section 4.02 (Reports by the Guarantor);

(ii)    Section 4.03 (Lien on Assets);

(iii)    Section 5.01 (When the Company May Merge, etc.);

(iv)    Section 5.02 (When the Guarantor May Merge, etc.); and

(v)    Section 6.01(3) (Events of Default).

Section 2.02    Amendments to the Notes. The Notes are hereby deemed to be amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01    Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 3.02    Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed, and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, and all terms and conditions of both shall be read together as though they constitute a single instrument, except that, in the case of conflict, the provisions of this Supplemental Indenture shall control.

Section 3.03    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.04    Successors. All agreements of the Company and the Guarantor in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.05    Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other electronic communication (including scanned pdf).

Section 3.06    Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 3.07    Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantor, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.08    Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur on or prior to May 31, 2019. The Company shall notify the Trustee promptly after the occurrence of such purchase by delivering to the Trustee an Officers’ Certificate, which shall certify that the amendments to the Indenture effected hereby have become operative as of the date of such Officers’ Certificate, or promptly after the Company shall determine that such purchase will not occur.

Section 3.09    Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of May 31, 2019, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Third Supplemental Indenture, dated as of May 31, 2109. Reference is hereby made to such Third Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 3.10    Effects of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year written above.

ISSUER:

QWEST CAPITAL FUNDING, INC.

By:	/s/ Stacey W. Goff
Name:	Stacey W. Goff
Title:	Executive Vice President & General Counsel

GUARANTOR:

QWEST COMMUNICATIONS INTERNATIONAL INC.

By:	/s/ Stacey W. Goff
Name:	Stacey W. Goff
Title:	Executive Vice President & General Counsel

Issuer Signature Page

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

Trustee Signature Page